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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS


Employee Benefits and Compensation Committee
Republic National Bank of New York



We consent to the incorporation by reference in the Registration Statement (No.33-44048) on Form S-8 of Republic New York Corporation of our report dated June 14,1999 relating to the statements of net assets available for benefits of the Profit Sharing and Savings Plan of Republic National Bank of New York as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits for each of the years in the two year period ended December 31, 1998 and all related schedules, which report appears in the December 31, 1998 Annual Report on Form 11-K of the Profit Sharing and Savings Plan of Republic National Bank of New York.


                                      KPMG LLP



New York, New York
June 29, 1999